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Exhibit 5.4

Dated effective as of October 24, 2011

SHEPPARD MULLIN RICHTER & HAMPTON LLP
30 Rockefeller Plaza
New York, New York 10112

Re:
Request for Reliance upon Greenberg Traurig Opinion Dated Effective as of July 27, 2011, Addressed to Jefferies & Company, Inc., as Representative of the Initial Purchasers

Ladies and Gentlemen:

        Reference is made to our legal opinion letter dated July 27, 2011 (the "Opinion"), a copy of which is attached hereto in Exhibit A, which is addressed to Jefferies & Company, Inc., as Representative of the Initial Purchasers, and Wilmington Trust FSB, as Trustee named in the Purchase Agreement dated as of July 14, 2011, among the Company, the guarantors party thereto and the several Initial Purchasers named therein.

        This letter shall confirm that you are permitted to rely on the Opinion as to the matters expressly set forth therein, solely as of the date of the Opinion and subject to the assumptions and qualifications stated therein.

        This letter does not constitute a reaffirmation of the Opinion as of the date hereof or a confirmation that there has been no change in relevant law or facts since the date thereof. We are furnishing this confirmation to you solely for your benefit related to the filing of a Registration Statement on Form S-4 on behalf of Kratos Defense & Security Solutions, Inc. in connection with a proposed exchange offer for the Notes, as defined in the Purchase Agreement, and the Opinion may not be relied upon by you for any other purpose and may not be quoted to, relied on by, nor may copies be delivered to, any other person or entity without our prior written consent.

Very truly yours,

/s/ GREENBERG TRAURIG, P.A.

GREENBERG TRAURIG, P.A.

 EXHIBIT A

July 27, 2011 Opinion

[See Attached Pages]

Dated effective as of July 27, 2011

JEFFERIES & COMPANY, INC.
    As Representative of the
    Initial Purchasers listed in
    Schedule B hereto (together, the "Initial Purchasers")
c/o Jefferies & Company, Inc.
520 Madison Avenue
New York, New York 10022

The other Initial Purchasers listed on Schedule B hereto

WILMINGTON TRUST FSB
CCS-Corporate Capital Markets
50 South Sixth Street, Suite 1290
Minneapolis, MN 55402-1544

Ladies and Gentlemen:

        We have acted as special Florida counsel to Digital Fusion Solutions, Inc., a Florida corporation ("DFS"), DEI Services Corporation, a Florida corporation ("DEI"), Micro Systems, Inc., a Florida corporation ("Micro"; and collectively with DFS and DEI, the "Companies"), for purposes of preparing this opinion letter, which is being furnished to you pursuant to your request.

        In connection with this opinion letter, we have reviewed copies of the following documents:

          1.     Registration Rights Agreement, dated July 27, 2011, by and among Kratos Defense & Security Solutions, Inc., a Delaware corporation (the "Issuer"), the Companies, the other subsidiaries of the Issuer party thereto and the Initial Purchasers (the "Registration Rights Agreement");

          2.     Purchase Agreement, dated July 14, 2011, by and among the Issuer, the Companies, the other subsidiaries of Issuer party thereto, and the Initial Purchasers (the "Purchase Agreement");

          3.     The Amended and Restated Articles of Incorporation of DFS filed March 30, 1999, as amended by Articles of Amendment filed April 22, 1999, by Articles of Merger filed March 2, 2000 and by Articles of Amendment filed November 20, 2001, all with the Florida Secretary of State's office (collectively, the "DFS Articles of Incorporation");

          4.     Written Consent of the Directors of the Companies dated as of July 12, 2011;

          5.     A Secretary's Certificate executed by officers of the Companies attached hereto as Schedule A, together with the respective exhibits referred to therein (which exhibits are omitted here for brevity) dated as of July 27, 2011;

          6.     A Certificate of Status of DFS, dated as July 20, 2011, issued by the Secretary of State of the State of Florida (the "DFS Status Certificate");

          7.     The Articles of Incorporation of DEI filed July 30, 2010, as affected by Articles of Merger filed August 9, 2010, all with the Florida Secretary of State's office (collectively, the "DEI Articles of Incorporation");

          8.     A Certificate of Status of DEI, dated as July 20, 2011, issued by the Secretary of State of the State of Florida (the "DEI Status Certificate");

          9.     The Restated Articles of Incorporation of Micro filed August 24, 1995, as amended by Articles of Amendment filed December 22, 1998, all with the Florida Secretary of State's office (collectively, the "Micro Articles of Incorporation");

          10.   A Certificate of Status of Micro, dated as July 20, 2011, issued by the Secretary of State of the State of Florida (the "Micro Status Certificate").

        The documents listed above as items 1 through 10 are collectively referred to herein as the "Documents". The documents listed above as items 1 and 2 are collectively referred to herein as the "Indenture Documents". Capitalized terms used but not defined in this opinion letter have the respective meanings given to them in the Purchase Agreement.

        In addition to the Documents, we have also examined such other documents and certificates and made such investigations as we have deemed necessary in connection with the opinions hereinafter set forth.

        Based on the foregoing and subject to the assumptions, qualifications and limitations set forth below, it is our opinion that:

          1.     DFS has been incorporated under the Florida Business Corporation Act and its status is active.

          2.     DEI has been incorporated under the Florida Business Corporation Act and its status is active.

          3.     Micro has been incorporated under the Florida Business Corporation Act and its status is active.

          4.     Each of the Companies has the requisite corporate power and authority to carry out the terms and conditions applicable to it under the Indenture Documents, and the execution, delivery, and performance of the Indenture Documents by each of the Companies has been duly authorized by all requisite corporate action on the part of the respective Companies.

          5.     The execution and delivery by DFS of the Indenture Documents will not violate (i) the provisions of the DFS Articles of Incorporation, or (ii) the laws or statutes of the State of Florida.

          6.     The execution and delivery by DEI of the Indenture Documents will not violate (i) the provisions of the DEI Articles of Incorporation, or (ii) the laws or statutes of the State of Florida.

          7.     The execution and delivery by Micro of the Indenture Documents will not violate (i) the provisions of the Micro Articles of Incorporation, or (ii) the laws or statutes of the State of Florida.

          8.     No consents or approvals are required to be obtained by either DFS, DEI, or Micro (or any of them) from any governmental authority under the laws and statues of the State of Florida in connection with the Companies' execution and delivery of the Indenture Documents, except those contemplated by the Registration Rights Agreement.

          9.     The Indenture Documents have been duly executed and delivered by each of DFS, DEI, and Micro.

          10.   The Indenture Documents contain provisions whereby the parties have agreed that the laws of the State of New York will govern the Indenture Documents. Assuming that the Transactions have a "normal and reasonable relationship" to the State of New York, then, except for procedural matters, a Florida court (or a federal court applying Florida's choice-of-law rules) should enforce the parties' choice of New York law to govern the Indenture Documents based upon applicable case law (including, inter alia, Continental Mortgage Investors v. Sailboat Key, Inc., 395 So.2d 507 (Fla. 1981); and Morgan Walton Properties, Inc. v. International City Bank & Trust Co., 404 So.2d 1059 (Fla. 1981). These cases indicate that the standard which must be met under Florida law in order for the parties to choose the laws of another jurisdiction is that the transaction must have a normal and reasonable relation to such other jurisdiction. It is our opinion that a normal and reasonable relationship with the State of New York exists for purposes of Florida's conflict-of-law rules, based on the following assumptions regarding the contacts of this transaction with the State of New York: (a) the Initial Purchasers' principal offices are located in

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  the State of New York; (b) the Transactions evidenced by the Indenture Documents were negotiated principally in New York; (c) the Indenture Documents were executed and delivered in the State of New York and the closing of the Transactions occurred in the State of New York; and (d) the Notes are payable in the State of New York.

        The opinions set forth in this letter are subject to the following assumptions, qualifications and limitations:

          1.     In addition to the other assumptions set forth below, we have relied, without investigation, on each of the assumptions implicitly included in all opinions of Florida counsel that are set forth in the Report on Standards for Third-Party Legal Opinions of Florida Counsel, dated January 21, 2010 (the "Report") in "Common Elements of Opinions—Assumptions".

          2.     Our opinion 1 herein is based solely on the DFS Status Certificate.

          3.     Our opinion 2 herein is based solely on the DEI Status Certificate.

          4.     Our opinion 3 herein is based solely on the Micro Status Certificate

          5.     We note that this letter is limited in scope and expresses no opinion regarding the validity or binding effect of the Indenture Documents or the remedies available for the enforcement thereof, and accordingly this opinion letter omits other assumptions, limitations, qualifications and exclusions that might otherwise be required in connection with such additional opinions.

          6.     We did not physically attend the closing or witness the execution or delivery of any Indenture Documents, and have only reviewed copies of the executed Indenture Documents provided to us by others present at the closing of the transaction.

          7.     We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures not witnessed by us and the conformity to authentic original documents of all documents submitted to us as copies. We have also assumed that the Indenture Documents reviewed by us contain the entire agreement of the parties with respect to the Indenture Documents and the agreements and transactions contemplated thereby and that there are no other oral or written agreements between the parties that would modify the Indenture Documents. We have also assumed that the execution and delivery of each and all of the Documents are free from any form of fraud, misrepresentation, mistake of fact, duress or criminal activity.

          8.     Except for the Companies, we have assumed that each other party to the Indenture Documents has the requisite power and authority to enter into and perform its respective obligations under the Indenture Documents and has duly authorized and executed and delivered the Indenture Documents, and that the Indenture Documents are valid, binding and enforceable against such other parties.

          9.     As to questions of fact material to our opinions, we have relied upon and assumed the correctness of certificates by public officials and by representatives of the Companies and the factual representations and warranties set forth in the Documents. We have made no examination or investigation to verify the accuracy or completeness of any financial, accounting, statistical or other factual information set forth in the Documents or otherwise furnished to any party or with respect to any other tax, accounting or financial matters and accordingly, we express no opinion with respect thereto.

          10.   While certain members of this firm are admitted to practice in other jurisdictions, for purposes of this opinion letter we have not examined any laws other than the laws of the State of Florida, nor have we consulted with members of this firm who are admitted in other jurisdictions with respect to the laws of such jurisdictions; accordingly, the foregoing opinions apply only with

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  respect to said laws examined by us and we express no opinion with respect to the laws of any other jurisdiction.

          11.   This opinion letter is rendered as of the effective date set forth above, and we express no opinion regarding, nor do we undertake to advise you of, any change in laws, facts, circumstances or events which may occur after that date.

          12.   This opinion letter is limited to the matters expressly set forth herein, and no opinion (including, as more fully set forth in the Report, no "remedies opinion") is to be implied or may be inferred beyond the matters expressly so stated. In particular, we have rendered no opinion herein with respect to: (a) any state tax laws or regulations (other than as expressly provided herein); (b) any ordinance or regulation of any county, municipality, township or other political subdivision of the State of Florida; (c) any pension and employee benefit laws and regulations; (d) any state or federal antitrust and unfair competition laws and regulations, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976; (e) any state laws or regulations concerning filing or notice requirements; (f) compliance with fiduciary duty requirements; (g) any state environmental laws or regulations; (h) any state securities laws or regulations; (i) any state telecommunication laws or regulations; (j) any state racketeering laws or regulations (e.g., RICO); (k) any state health and safety laws or regulations; (l) any state labor laws or regulations; (m) any state laws, regulations and policies concerning national emergency, anti-terrorism, possible judicial deference to acts of sovereign states and criminal and civil forfeiture laws; (n) any other state statutes of general application to the extent they provide for criminal prosecution (e.g., mail fraud and wire fraud statutes); (o) any federal bankruptcy laws, or (p) usury laws.

        This opinion letter is rendered solely for the benefit of the addressees of this letter (together with their respective permitted successors, assigns, and transferees) and may not be relied upon by any other person without our prior written consent. This opinion letter is not to be quoted or otherwise referred to in any financial statements or any other document, nor filed with or furnished to any governmental agency or other person, without our prior written consent.

Very truly yours,
/s/ GREENBERG TRAURIG, P.A. GREENBERG TRAURIG, P.A.

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Schedule A

Secretary's Certificate

Schedule B

Initial Purchasers

Jefferies & Company, Inc.

KeyBanc Capital Markets Inc.

B. Riley & Co., LLC

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  Exhibit 5.4
EXHIBIT A
Schedule A
Schedule B